SureWest Declares Quarterly Cash Dividend

ROSEVILLE, Calif., May 10 /PRNewswire-FirstCall/ -- Leading independent telecommunications holding company SureWest Communications (Nasdaq: SURW) announced that its board of directors declared a regular, quarterly cash dividend of $0.25 per share, payable June 15, 2007, to shareholders of record at the close of business on May 31, 2007. This represents the 215th consecutive quarterly dividend declared by the SureWest board of directors. SureWest has approximately 11,000 shareowners holding approximately 14.5 million total shares outstanding.

	Amount	Payable Date	Record Date
Regular Cash	$0.25	6-15-2007	5-31-2007

About SureWest

Serving the Northern California region for more than 90 years, SureWest Communications (www.surewest.com) is one of the nation's leading integrated communications providers. SureWest's bundled offerings include an array of advanced digital video, high-speed Internet, local and long distance telephone, and PCS wireless services. SureWest's fiber-to-the-premise IP-based network features high-definition video and symmetrical Internet speeds of up to 50 Mbps.

(Logo: http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO )

CONTACT: Karlyn Oberg, Director of Investor Relations, +1-916-786-1799, or k.oberg@surewest.com.

SOURCE SureWest Communications
-0- 05/10/2007
/CONTACT: Karlyn Oberg, Director of Investor Relations, +1-916-786-1799, or k.oberg@surewest.com/
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